As filed with the U.S. Securities and Exchange Commission on July 25, 2016

Registration No. 333-212394

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

KINSALE CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	6331	98-0664337
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

2221 Edward Holland Drive, Suite 600
Richmond, VA 23230
(804) 289-1300
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael P. Kehoe
President and Chief Executive Officer
Kinsale Capital Group, Inc.
 2221 Edward Holland Drive, Suite 600
Richmond, VA 23230
Telephone: (804) 289-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory A. Fernicola, Esq. Dwight S. Yoo, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000 (212) 735-2000 (facsimile)	Richard D. Truesdell, Jr., Esq. Byron B. Rooney, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000 (212) 701-5800 (facsimile)

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Kinsale Capital Group, Inc. is filing this Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-212394) (the “Registration Statement”) solely for the purpose of filing Exhibit 10.2 as indicated in Part II of this Amendment. This Amendment does not modify any provision of the preliminary prospectus that forms a part of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

Part II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution

The following table sets forth expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.

Securities and Exchange Commission registration fee	11,117
Financial Industry Regulatory Authority, Inc. (FINRA) filing fee	17,060
Stock exchange listing fee	125,000
Printing and engraving expenses	150,000
Legal fees and expenses	1,750,000
Accounting fees and expenses	400,000
Miscellaneous expenses	100,000
Total	$2,553,177
Item 14.	Indemnification of directors and officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation will contain such a provision.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.

We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.	Recent sales of unregistered securities

Since January 1, 2013, we have granted our directors, officers and employees an aggregate of 80,000 restricted shares of Class B Common Stock without cash consideration pursuant to the 2010 Incentive Plan. 43,062 shares of restricted Class B Common Stock have vested per their terms. These grants were made pursuant to written compensatory plans or arrangements with our directors, officers and employees in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

In addition, since January 1, 2013, our directors have purchased an aggregate of 17,825 shares of Class A Common Stock for cash. We believe that these purchases were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

There were no underwriters employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and financial statement schedules

Exhibits

See the Exhibits index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Financial statement schedules

See the financial statement schedules listed in the Index to the Consolidated Financial Statements, which are incorporated by reference as if fully set forth herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
•	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Henrico, Commonwealth of Virginia, on July 25, 2016.

KINSALE CAPITAL GROUP, INC.

By:	/s/ Michael P. Kehoe
Michael P. Kehoe President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael P. Kehoe	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2016
Michael P. Kehoe

/s/ Bryan P. Petrucelli	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	July 25, 2016
Bryan P. Petrucelli

*	Director	July 25, 2016
Steven J. Bensinger

*	Director	July 25, 2016
Joel G. Killion

*	Director	July 25, 2016
Robert Lippincott III

*	Director	July 25, 2016
James J. Ritchie

*	Director	July 25, 2016
Frederick L. Russell, Jr.

*	Director	July 25, 2016
Edward D. Yun

By:	/s/ Michael P. Kehoe
Michael P. Kehoe Attorney-in-Fact

Exhibit index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Certificate of Incorporation of Kinsale Capital Group, Inc.
3.2*	Form of Amended and Restated By-Laws of Kinsale Capital Group, Inc.
4.1*	Form of Common Stock Certificate of Kinsale Capital Group, Inc.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1*
Amended and Restated Loan and Security Agreement, dated as of June 28, 2016, among Kinsale Capital Group, Inc., as borrower, Kinsale Management, Inc. and Aspera Insurance Services, Inc., as loan guarantors, and The PrivateBank and Trust Company, as lender

10.2	Form of Amended and Restated Registration Rights Agreement of Kinsale Capital Group, Inc.
10.3*	Form of Director Nomination Agreement between the Moelis Funds and Kinsale Capital Group, Inc.
10.4*+	Form of Kinsale Capital Group, Inc. 2016 Omnibus Incentive Plan
10.5a*	Form of Stock Option Grant Notice and Award Agreement (Employee)
10.5b*	Form of Stock Option Grant Notice and Award Agreement (Director)
10.6*+	Kinsale Capital Group, Inc. (as successor to Kinsale Capital Group, Ltd.) 2010 Stock Incentive Plan
10.7*+	Employment and Arbitration Agreement, dated as of June 4, 2009 among Kinsale Management, Inc. and Michael P. Kehoe
10.8*	Form of Indemnification Agreement between Kinsale Capital Group, Inc. and each of its directors and executive officers
21.1*	List of subsidiaries of Kinsale Capital Group, Inc.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1*	Power of Attorney

* Previously filed

+ Compensatory plan or arrangement